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                                                                    EXHIBIT 99.1

 CITGO RECEIVES REQUIRED CONSENTS IN CONNECTION WITH CONSENT SOLICITATIONS AND
          CASH TENDER OFFERS FOR ITS 7 7/8% SENIOR NOTES DUE 2006 AND
                            6% SENIOR NOTES DUE 2011

         HOUSTON, OCT. 27, 2005 - CITGO Petroleum Corporation ("CITGO") announced today that, as of 5:00 p.m., New York City time, on Wednesday, October 26, 2005 (the "Consent Date"), it had received tenders and consents for approximately 90.4% of its outstanding 7 7/8% Senior Notes due 2006 (the "7 7/8% Notes") and approximately 99.6% of its outstanding 6% Senior Notes due 2011 (the "6% Notes" and, together with the 7 7/8% Notes, the "Notes"). The consents received from holders of the Notes exceeded the requisite consents needed to amend the indentures under which each of the 7 7/8% Notes and the 6% Notes were issued (together, the "Indentures"). The proposed amendments to the Indentures and the terms of the tender offers and consent solicitations for the Notes are detailed in CITGO's Offer to Purchase and Consent Solicitation Statement, dated October 13, 2005 (the "Offer to Purchase").

         Promptly following the Consent Date, CITGO and the trustees under the Indentures are expected to enter into supplemental indentures that will, once operative, eliminate substantially all restrictive covenants, certain events of default and certain other related provisions of the Indentures. The supplemental indentures will not become operative unless and until payment is made for Notes accepted for purchase by CITGO pursuant to the tender offers. CITGO's purchase of the Notes is subject to the satisfaction or waiver of various conditions, as described in the Offer to Purchase, including a financing condition. The tender offer for each series of Notes is not conditioned upon the consummation of the tender offer for the other series of Notes. The tender offers will expire at midnight, New York City time, on Wednesday, November 9, 2005, subject to CITGO's right to amend, extend or terminate the tender offers at any time.

         J.P. Morgan Securities Inc. is the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations and may be contacted at
(212) 834-3424 (call collect) or (866) 834-4666 (toll free). Requests for documents may be directed to Global Bondholder Services, Inc., the Information Agent, at (212) 430-3774 (call collect) or (866) 470-3700 (toll free).

         This announcement is not an offer to purchase or the solicitation of an offer to sell the Notes. The tender offers for the Notes and the related consent solicitations are only being made pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal.

         CITGO, based in Houston, is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. The company is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela.

         This news release may contain forward looking statements. Specifically, all statements pertaining to CITGO's margins, net income, liquidity, capital expenditures and available capital resources are forward looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. These risks and uncertainties include developments in Venezuela and third parties' perceptions and reactions to them; changes in the availability and cost of crude oil, feedstocks, blending components and refined products; changes in prices or demand for CITGO products as a result of competitive actions or economic factors; changes in environmental and other regulatory requirements, which may affect operations, operating costs and capital expenditure requirements; costs and uncertainties associated with technological change and


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implementation; inflation; and continued access to capital markets and commercial bank financing on favorable terms. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this release. CITGO undertakes no obligation to publicly release any revision to these forward looking statements to reflect events or circumstances after the date of this release.